Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/Chief Financial Officer	Senior Vice President/Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Completes Acquisition of HR Consulting and Outsourcing Businesses
From Mellon Financial Corporation

DALLAS, TEXAS: May 26, 2005 – Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has completed the acquisition of the human resources (HR) consulting and outsourcing businesses of Mellon Financial Corporation. The final purchase price of the businesses of $405 million was reduced to take into consideration sluggish HR consulting revenues. The company reiterates the previously discussed anticipated results from this transaction:

•	The transaction and related costs will be initially funded from ACS’ existing $1.5 billion credit facility.

•	For fiscal year 2006, ACS expects net accretion from this transaction of $0.04 to $0.06 per diluted share. This impact was contemplated in guidance provided for fiscal year 2006 in ACS’ third-quarter earnings release dated April 21, 2005.

•	For fiscal year 2007, ACS expects accretion from this transaction of $0.20 to $0.24 per diluted share. The projected increase in accretion from fiscal year 2006 is due to the cessation of one-time integration and migration costs, as well as the full year impact of anticipated expense synergies.

“The finalization of this acquisition makes ACS a major contender in the end-to-end HR services marketplace,” said Jeff Rich, ACS Chief Executive Officer. “It also further solidifies our position as a leading worldwide provider of business process outsourcing services.”

ACS, a FORTUNE 500 company with more than 50,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to our Business” in the Company’s most recent Form 10-Q. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement, whether as a result of new information, future event or otherwise.